Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-123935 on Form S-4 of our reports dated March 3, 2005, relating to the consolidated financial statements and financial statement schedule of Berkshire Hathaway Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Omaha, Nebraska
May 12, 2005